Rule 424(b)(3)
                                                   Registration No. 333-11221


             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

             APPENDIX TO PROSPECTUS OF THE MARCUS CORPORATION DATED AUGUST 30, 1996.


   General

             This Appendix reflects the change in eligibility requirements for participation in The Marcus Corporation Dividend Reinvestment and Associate Stock Purchase Plan (the "Plan") pursuant to which The Marcus Corporation (the "Company") common stock is offered to participants. This Appendix should be read in conjunction with the Company's Prospectus dated August 30, 1996, describing the Plan and detailing the eligibility requirements for participation in the Plan. Employees who have already received a copy of the Prospectus will only receive a copy of this Appendix. New participants in the Plan will receive a copy of the Prospectus. In any event, the Company will furnish a copy of the Prospectus to any participant upon request.

             Effective September 29, 1997, the eligibility requirements for participation by an Associate is amended to read as follows:

   Participation by Associates

             Eligibility. Any full-time or part-time associate of the Company or any of its subsidiaries is eligible to participate in the Plan if he or she: (i) is at least 18 years of age; (ii) has completed at least one year of service with the Company or a subsidiary or a covered affiliate in which he or she worked at least 1,000 hours as an employee in a calendar year or has completed at least ten years of service with the Company or a subsidiary or a covered affiliate in which he or she worked at least one hour in the eleventh calendar year of his or her employment or any calendar year thereafter; and (iii) is not covered under a collective bargaining agreement or is covered under a collective bargaining agreement which specifically provides for the associate's participation in the Plan. Associates need not be shareholders of record to participate in the Plan. Participation by associates in the Plan is completely voluntary.